EXHIBIT 10.05

ACTIONS OF THE BOARD OF DIRECTORS OF
FREEDOM HOLDING CORP.

April 01, 2025

Freedom Holding Corp., a Nevada corporation (the “Corporation”), presented by the Chairman of the Board of Directors do hereby take the following actions, effective as of the date set forth above, in accordance with the Articles of Incorporation of the Corporation and the By-laws of the Corporation.

WHEREAS, the Corporation is the sole shareholder of Freedom Finance Global PLC, a company organized and existing under the Acting Law of Astana International Financial Center (“ALAIFC”); and

WHEREAS, management of the Corporation desires to take certain actions regarding the management of FFG which require shareholder approval under the ALAIFC.

NOW, THEREFORE, IT IS HEREBY:

RESOLVED, that the Corporation be, and hereby is, authorized and directed to take the following actions in the capacity as the sole shareholder of Freedom Finance Global PLC:

i.The shareholder(s) agrees and approves the change in the monthly salary amount, taking into account the indexation of the US dollar exchange rate as of April 1, 2025, to the Members of the Board of Directors of Freedom Finance Global PLC, Yevgeniy Ler, Renat Tukanov, Askar Tashtitov, and the President of Freedom Finance Global PLC, Timur Turlov.

ii.Director of Finance Department and Director of Human Resources Department of Freedom Finance Global PLC to take all reasonable and necessary measures to execute these Actions.

RESOLVED, that the Chairman of the Board of Directors of the Corporation be, and hereby is, authorized, empowered and directed to execute, deliver and file, in the name and on behalf of the Corporation and/or FFG, the required documentation, together with any and all other documents, certificates, agreements and instruments and to take any and all such actions and pay such fees and expenses as such officers may deem necessary, appropriate or desirable in order to carry out the intent and purposes of the foregoing resolutions, the execution and delivery of such documents or instruments or the taking of such action to be conclusive evidence that such execution and delivery or the taking of such actions was authorized by the foregoing resolutions.

IN WITNESS WHEREOF, the Chairman of the Board of Directors of the Corporation has signed this document effective as of the date first above written, and by so doing (i) consents to the transaction of the business hereof, (ii) affirms that he has read the foregoing document, and (iii) approves, adopts and ratifies the foregoing document and all acts taken or authorized therein.

/s/ Timur Turlov
Timur Turlov
Chairman of the Board of Directors of Freedom Holding Corp.

Annex 1
Actions of the Board of Directors of
Freedom Holding Corp.

Issue: Сhange in the monthly salary amount, taking into account the indexation of the US dollar exchange rate as of April 1, 2025, to the Members of the Board of Directors of Freedom Finance Global PLC, Yevgeniy Ler, Renat Tukanov, Askar Tashtitov, and the President of Freedom Finance Global PLC, Timur Turlov.

Alteration to the amount of salary and increase monthly payment to the members of the Board of Directors of Freedom Finance Global and to the President of Freedom Finance Global PLC, Mr. Timur Turlov:

Salary monthly payment, at the fixed exchange rate of the US dollar as of 01.04.2025 (500 KZT per 1 US dollar)
(taking into account contributions for compulsory social medical insurance, mandatory pension contributions to the accumulative pension fund and individual income tax and other mandatory payments at rates to the budget in the manner determined by the legislat

Timur Turlov	103 916 099 KZT (104 166 US dollar)
Yevgeniy Ler	40 479 297 KZT (83 333 US dollar)
Askar Tashtitov	40 669 420 KZT (83 333 US dollar)
Renat Tukanov	7 076 306 KZT (4 717 US dollar)